Exhibit 19.1

Flowers Foods, Inc.

Insider Trading Policy

In order to take an active role in the prevention of insider trading violations by its directors, officers and employees, Flowers Foods, Inc. and its subsidiaries (collectively, the “Company”) have adopted this Insider Trading Policy (this “Policy”) and the procedures described herein.

1.
Statement of Policy

Prohibition Against Insider Trading. The Company encourages its employees to be long term investors in the Company’s securities. Employees are further encouraged to trade in the Company’s securities on an occasional basis consistent with an investment strategy such as not to appear to be speculating in the Company’s securities or engaging in day trading.

On occasion, certain employees will possess information that is not readily available to the public. Such information may constitute material nonpublic information. In general, material nonpublic information is information about the Company that has not been publicly announced and that a reasonable person would likely consider important in deciding whether to buy or sell the Company’s securities. The following are some examples of information which may be considered material in nature and hence would preclude trading or gifting of the Company’s securities by insiders until full public disclosure of the information is made by the issuance of a press release or other public statement from the Company’s Communications Department or in a filing with the Securities and Exchange Commission (the “SEC”):

(a)
annual or quarterly financial results;
(b)
unusual gains or losses in major operations;
(c)
projections of future earnings or losses, or other earnings guidance;
(d)
a change to previously announced earnings guidance, or the decision to suspend earnings guidance;
(e)
a change in share ownership that may affect the control of the Company;
(f)
a change in the corporate structure such as a merger, amalgamation, or reorganization;
(g)
a take-over bid, issuer bid or insider bid;
(h)
a major corporate acquisition, disposition or joint venture;
(i)
a stock split, consolidation, stock dividend or other change in capital structure;

(j)
the borrowing of a significant amount of funds or other financing transactions out of the ordinary course;
(k)
the development of a new product or a development affecting the Company’s resources, technology, products or markets;
(l)
the entering into, termination of or any material change in a significant contract;
(m)
firm evidence of a significant increase or decrease in near-term earnings prospects;
(n)
an important change in capital investment plans or corporate objectives;
(o)
a significant change in management;
(p)
changes in compensation policy;
(q)
significant litigation or governmental investigations, or the resolution of such;
(r)
a significant cybersecurity incident, such as a data breach, or any other significant disruption in the Company’s operations or loss, potential loss, breach or unauthorized access of its property or assets, whether at its facilities or through its information technology infrastructure;
(s)
a major labor dispute, a dispute with a major contractor or supplier, or the gain or loss of a substantial customer or supplier;
(t)
an event of default under a financing or other agreement;
(u)
a declaration of or a failure to declare dividends;
(v)
a call of securities for redemption;
(w)
any acquisition or disposition of property or assets that has not been negotiated at arm’s length or other significant related party transactions;
(x)
a change in auditors or auditor notification that the Company may no longer rely on an audit report;
(y)
impending bankruptcy, corporate restructuring or receivership, or the existence of severe liquidity problems; and
(z)
any other development relating to the business and affairs of the Company that would reasonably be expected to significantly affect the market price or value of Company securities or that would reasonably be expected to have a significant influence on a reasonable investor’s investment decisions.

Twenty-Twenty Hindsight. Remember, if your securities transactions become the subject of scrutiny, they will be viewed after-the-fact with the benefit of hindsight. As a result, before engaging in any transaction, you should carefully consider how regulators and others might view your transaction in hindsight.

Transactions by Family Members. The very same restrictions apply to your family members and others living in your household. You are responsible for the compliance of your family members and others living in your household.

Tipping Information to Others. Whether the information is proprietary information about the Company or information that could have an impact on the Company’s stock price, you must not pass the information on to others or recommend the purchase or sale of securities about which you have material nonpublic information or otherwise assist anyone in such activities.

Policy Applies to all Employees. Remember, insider trading restrictions are not limited to directors and officers; they apply to anyone who comes into possession of material nonpublic information about the Company, our subsidiaries, or other companies, such as our customers, suppliers, current and potential business partners and prospective acquisition candidates. Whenever, during the course of your service to or employment by the Company, you become aware of material nonpublic information about another company, including any confidential information that is reasonably likely to affect the market price of that company’s securities, neither you nor your family members and others living in your household may trade in any securities of that company, give trading advice about that company, tip or disclose that information, pass it on to others, or engage in any other action to take advantage of that information. As we pursue new business opportunities through acquisitions and divestitures, joint ventures, internal restructuring and new contracts, the people involved in the planning process must be aware of their obligations under the federal securities laws, as well as under any confidentiality agreements that are in place with other parties to the transactions.

Policy Applies to the Company. In certain instances, this Policy applies to the Company.

2.
Preclearance Group

For certain individuals within the Company, additional restrictions on trading will apply.

These individuals, collectively the “Preclearance Group,” consist of:

(a)
Board of Directors of the Company;
(b)
Flowers Foods, Inc. and Flowers Bakeries, LLC employees;
(c)
Designated employees of Flowers Foods, Inc. subsidiaries as identified from time to time by the Company’s Chief Legal Counsel; and
(d)
All family members of the Preclearance Group. The general definition of family members includes a child, step-child, grandchild, parent, step-parent, grandparent, spouse, sibling, father-in-law, mother-in-law, son-in-law, daughter-in-law, brother- in-law, sister-in-law, and any adoptive relationships and the family member is living in the same household with a member of the Preclearance Group or a member of the Preclearance Group has voting power or dispositive power over company stock held in the name of or for the benefit of the family member.

3.
Trading Rules/Blackout Periods for Preclearance Group
(a)
The Preclearance Group may not trade in Company stock (i) during the period beginning on the last day of each fiscal quarter to 48 hours after the public announcement of the Company’s earnings by the Company’s Communications Department or (ii) during any other “blackout period” as designated by the Company’s Chief Legal Counsel.
(b)
The blackout period trading prohibition applies to all transactions involving Company securities, including transactions in the Preclearance Group member’s 401(k) account that involve shares of Company stock.
(c)
Note that at all times, the Preclearance Group is still subject to the prohibition against trading on the basis of material nonpublic information during periods outside of the blackout periods.
(d)
The Preclearance Group may only trade in Company securities on an occasional basis consistent with an investment strategy such as not to appear to be speculating in the Company’s securities or engaging in day trading.
(e)
The Preclearance Group must not engage in short selling of or trading in puts, calls or other derivative securities in respect of Company securities or any other hedging strategies.
(f)
The Preclearance Group is prohibited from pledging, hypothecating or otherwise using Company securities as collateral for a loan or other form of indebtedness, including, without limitation, holding Company securities in a margin account as collateral for a margin loan.
(g)
The Company discourages placing standing or limit orders on Company securities. If a member of the Preclearance Group determines that they must use a standing order or limit order, the order should be limited to short duration and should otherwise comply with the guidelines outlined below.
4.
Pre-Clearance Procedure

The Preclearance Group must pre-clear all securities transactions involving Company stock pursuant to the Company’s pre-clearance process. This process requires the following:

(a)
Prior to commencing any transaction in the Company’s securities, each member of the Preclearance Group must contact the Corporate Legal Manager in the Company’s Legal Department (the “Agent”) to seek authorization to proceed. Such authorization request to the Agent must be in writing (via email to preclearance@flocorp.com) and must include the date of the proposed transaction, the nature of the transaction (purchase, sale, gift or other stock related transaction), and the number of shares of the Company’s securities to be involved or the approximate value of the transaction.
(b)
The Agent will consider the request and respond in writing to the requesting party within 48 hours of receiving the request. Such response shall be a written authorization or denial of the requesting party’s proposed transaction.

Additionally, any Rule 10b5-1 Plan (as defined below) that is intended to be entered into for the purpose of executing a securities transaction must be submitted to the Agent for approval five days prior to the entry into such Rule 10b5-1 plan. The requirements for pre-clearance set forth above and blackout periods do not apply to transactions conducted pursuant to previously approved Rule 10b5-1 plans. However, subsequent modifications to any Rule 10b5-1 Plan must be pre-cleared by the Agent.

5.
Rule 10b5-1 Plans

Rule 10b5-1 promulgated under the Securities Exchange Act of 1934 (the “Exchange Act”) provides a defense from insider trading liability. In order to be eligible to rely on this defense, a person subject to this Policy must enter into a Rule 10b5-1 Plan for transactions in the Company’s securities that meets the requirements of Rule 10b5-1 (a “Rule 10b5-1 Plan”). If the Rule 10b5-1 Plan meets such requirements, the Company’s securities may be purchased or sold without regard to certain insider trading restrictions. Once a Rule 10b5-1 Plan is approved by the Agent pursuant to the procedures noted above, no further pre-approval of transactions conducted pursuant to the Rule 10b5-1 Plan is required unless the Rule 10b5-1 Plan is subsequently modified.

No Knowledge of Material Nonpublic Information. A Rule 10b5-1 Plan must be entered into at a time when (i) the person entering into the plan is not aware of material nonpublic information and (ii) a blackout period is not in effect. Once a Rule 10b5-1 Plan is adopted, the person must not exercise any influence over the amount of securities to be traded, the price at which they are to be traded or the date of the trade. A Rule 10b5-1 Plan cannot be modified when the person is aware of material nonpublic information. The Rule 10b5-1 Plan must either specify the amount, pricing and timing of transactions in advance or delegate discretion on these matters to an independent third party.

Cooling Off. All Rule 10b5-1 Plans for directors and officers must contain a mandatory cooling off period following adoption or modification of a plan that begins on the date of plan adoption or modification and ends the later of (i) 90 days following plan adoption or modification and (ii) two business days following the filing of a Form 10-Q or 10-K by the Company covering the financial reporting period in which the plan was adopted or modified (but not to exceed 120 days following plan adoption or modification) before any trading can commence. A cooling off period of 30 days after adoption or modification of the Rule 10b5-1 Plan is required for persons other than the Company as the issuer, directors and officers before any trading can commence. No cooling off period is required for the Company.

Certification. All Rule 10b5-1 Plans for directors and officers must contain a representation certifying that at the time of the adoption of a new or modified plan the individual is (i) not aware of material nonpublic information and (ii) adopting the plan in good faith and not as part of a plan to evade the prohibition against illegal insider trading and prohibitions of Rule 10b5-1.

SEC Disclosure. The Company is required to disclose in its periodic reports to the SEC (i) any Rule 10b5-1 Plans which are adopted, modified or terminated and (ii) a description of certain material terms of such plans entered into by the Company directors and officers.

No Overlapping Plans. The use of multiple overlapping Rule 10b5-1 Plans by anyone other than the Company is prohibited. There are limited exceptions, including in connection with satisfying tax obligations relating to certain equity compensation such as “sell-to-cover” tax withholding Rule 10b5-1 Plans that are permitted in connection with the vesting of incentive compensation with the exception of stock option exercises. As for the Company, this restriction does not apply.

Single-Trade Plan Limit. The use of the affirmative defense for a single-trade plan during any rolling 12-month period by anyone other than the Company is prohibited, though there are limited exceptions. This restriction does not apply to the Company.

Good Faith. All persons entering into a Rule 10b5-1 Plan must act in good faith with respect to that plan throughout the duration of the plan.

6.
Exceptions to the Prohibitions on Trading

The only exceptions to this Policy’s prohibitions on trading in the Company’s securities as outlined above are the following:

(a)
Stock Option Exercises. This Policy does not apply to the exercise of employee stock options (where no shares of stock are sold to fund the exercise), or when shares are withheld by the Company for the Preclearance Group member’s payment of withholding taxes or the applicable exercise price upon exercise (if authorized by the Company). This Policy does apply, however, to any sale of stock as part of a broker-assisted cashless exercise of an option, any other market sale of stock for the purpose of generating the cash needed to pay the exercise price of an option or related withholding taxes, or any market sale of stock following exercise.
(b)
Restricted Stock, Restricted Stock Units and Stock Appreciation Rights. This Policy does not apply to the vesting of restricted stock, restricted stock units or stock appreciation rights under the Company’s equity plans, or when related shares or units are withheld by the Company for the Preclearance Group member to pay withholding taxes upon vesting (if authorized by the Company). This Policy does apply, however, to any market sale of stock acquired upon vesting or exercise.
(c)
Employee Stock Purchase and Savings Plan and Deferred Compensation Plans, if adopted. This Policy will not apply to purchases of the Company’s securities in, if adopted, a Company employee stock purchase plan, 401(k) plan, or deferred compensation plan or other similar employee benefit plans resulting from a Preclearance Group member’s periodic contribution of money to the plan pursuant to his or her payroll deduction election. This Policy will apply, if adopted, however, to certain elections a Preclearance Group member may make under these plans, including: (a) an election to increase or decrease the percentage of his or her periodic contributions that will be allocated to his or her Company stock fund; (b) an election to switch an existing account balance into or out of a Preclearance Group member’s Company stock fund; (c) an election to borrow money against a Preclearance Group member’s plan account if the loan will result in a liquidation of some or all of his or her Company stock fund; (d) an election to withdraw money from a Preclearance Group member’s plan account if the withdrawal will result in a liquidation of some or all of his or her Company stock fund; and (e) an election to pre-pay a plan loan if the pre-payment will result in allocation of loan proceeds to a Preclearance Group member’s Company stock fund.
(d)
Dividend Reinvestment Plan, if adopted. This Policy will not apply to purchases of the Company’s securities, if adopted, under the Company’s (or a broker-sponsored) dividend reinvestment plan resulting from a Preclearance Group member’s reinvestment of dividends paid on the Company’s securities. This Policy will apply, if adopted, however, to voluntary purchases of the Company’s securities resulting from additional contributions a Preclearance Group member chooses to make to the dividend reinvestment plan, and to a Preclearance Group member’s election to participate in the plan or increase his or her level of participation in the plan. This Policy will also apply, if adopted, to a Preclearance Group member’s sale of any the Company’s securities pursuant to the plan.

(e)
Mutual Funds. Transactions in a mutual fund or other collective investment vehicle (e.g., hedge fund or exchange traded fund) that is invested in the Company’s securities and (1) is publicly traded and widely held, (2) is broad based and diversified, and (3) has investment discretion for fund investments exercised by an independent third party are not transactions subject to this Policy. Insiders should consult with the Agent if they have questions regarding whether a specific fund is considered “broad based and diversified.”
7.
Certification of Policy by Preclearance Group and Plan Participants

After reading this Policy, all members of the Preclearance Group and participants in any Company equity-based compensation program (collectively, the “Plan Participants”) must sign the certification on the next page to indicate you have read this Policy and agree to comply with the rules set forth herein.

8.
Policy Violations

The failure of any employee, Preclearance Group member or Plan Participant to comply with this Insider Trading Policy may result in disciplinary action up to and including termination of employment with the Company. Such failures may also subject the individual to significant civil or criminal penalties assessed by governmental agencies or courts of law for violations of federal, state or local law. Any questions regarding this Policy should be directed to the Chief Legal Counsel.

Effective August 21, 2024

Flowers Foods, Inc.

Certification of Insider Trading Policy

I, ,have read and understood the Flowers Foods, Inc. Insider Trading Policy. I agree to limit my securities trading activities to comply with the rules outlined in this policy. I further understand that violations of this policy may result in civil or criminal liability and/or disciplinary action up to and including the termination of employment, as applicable.

Signature

Print Name

Title

Date